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                                                                  EXHIBIT 10.1
                             Advantech Technologies
                             Distributor Agreement

This agreement is made as of September 10, 1999 between Advantech Technologies, Inc. with offices at 15375 Barranca Parkway, Suite A-106, Irvine, CA 92618 (hereinafter referred as "Advantech") and Reptron Distribution with corporate offices located at 14401 McCormick Drive, Tampa, FL 33626 (hereinafter referred as the "Distributor").

1.      Appointment and Acceptance

Advantech appoints Distributor as its non-exclusive agent to sell products (enumerated in Paragraph 3, "Products" hereof) in the territory (defined in Paragraph 2, "territory" hereof); and Distributor accepts the appointment and agrees to sell Advantech products.

2.      Territory

The Distributor's territory shall consist of the states as set forth in Exhibit
C.

3.      Products

The products included under this Agreement shall consist of all Advantech products (as set forth in Exhibit A). Advantech reserves the right to change its product offering from time to time, without changing this Agreement, provided notice of such changes is given to the Distributor at least sixty (60) days prior to their effective date.

4.      Quota Commitment and Review

The Distributor commits to a total net purchase amount as its annual sales quota. The first year quota commitment is as set forth the in Exhibit B. Distributor's quota performance will be reviewed on a quarterly basis.

5.      Prices

The Distributor is granted to purchase products based on Advantech prevailing Distributor Price (as set forth in Exhibit A). All prices stated are for F.O.B. Santa Clara, CA, and are exclusive of any beyond factory charges such as taxes, duties, freight, insurance, etc. Advantech reserves the right to change its prices from time to time. Advantech agrees to give Distributor thirty (30) days advance notice of any official price change, which notice shall include the proposed effective date. All orders received by Advantech after the effective date will be invoiced at the new price.

6.      Payment Terms

Advantech standard payment term is Net 30 days subject to credit, review and approval. For late payment, Advantech will charge interest on overdue invoices and may stop shipment to the Distributor until all over due invoices are paid.

7.      Additional Obligations of Distributor

        (a) Make its best efforts to promote the sales of Advantech products in the territory through all necessary sales and marketing activities.

        (b) Shall not handle any competitor's products without prior notification to Advantech.




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        (c) The Distributor shall not, without Advantech's prior written approval, alter or enlarge any guarantees concerning Advantech products.

        (d) The Distributor shall indemnify, save and hold harmless and defend Advantech from and against all claims, losses, and liabilities, including without limitation, attorneys fees, costs and expenses, arising out of damage to property, or injury to, or death of, persons, occasioned by, or alleged to be occasioned by, the acts or omissions, negligent or otherwise, of the Distributor or any of the Distributor's sales engineers, employees, or contractors, including without limitation, in connection with carrying out the Distributor's obligations under this Agreement.

8.      Additional Obligation of Advantech

        (a) Provide sales and marketing supports to the Distributor to promote the sales of Advantech products.

        (b) Provide technical support to the Distributor as is reasonable to enable Distributor to promote the sales of Advantech products.

        (c) Advantech shall indemnify, save and hold harmless and defend the Distributor from and against all claims, losses, and liabilities, including without limitation, attorneys fees, costs and expenses, arising out of damage to property, or injury to, or death of, persons, occasioned by, or alleged to be occasioned by, the acts or omissions, negligent or otherwise, of Advantech, or its employees, or contractors, including without limitation, in connection with carrying out Advantech's obligations under this Agreement.

        (d) Advantech shall, except as provided elsewhere herein, defend or settle any claim made or any suit brought against the Distributor so far as it is based on an allegation that any Products furnished hereunder infringe any patent or trademark whatsoever, provided that Distributor notifies Advantech promptly in writing of any such suit or action, and provided that Distributor gives information, assistance, and sole authority to Advantech to defend or settle the case.

9.      Account Protection

Due to-the non-exclusive nature of this Agreement, the Distributor understands that it is the Distributor's obligation to notify Advantech of all accounts Distributor is working on, and to register all accounts with Advantech. An account shall be registered with Advantech only after it has been accepted, entered into Advantech's customer database, and given the corresponding Distributor's sales code. The Distributor will receive protection on all registered accounts for a period of 12 months, and have an on-going rolling window of 12 months, based on updated activity and notes entered into the Advantech customer database. Advantech will provide Distributor with a monthly status update of all accounts registered in Advantech's customer database.

10.     "Finder's Fee" Based Special Project

From time to time, the Distributor may be involved in a special project that requires Advantech's direct participation in the project due to extreme cost or technical requirements. Under these conditions, Distributor can choose to work with Advantech for such project on a "finder's fee" basis. Advantech and Distributor will determine the commission rate together on a case by case basis.

1       1. Copyright and Trademark

        (a) Distributor will respect the copyrights of Advantech's products and will not duplicate any material or parts unless authorized by Advantech with a written agreement.

        (b) Distributor agrees, during the term of this agreement and six (6) months within the termination of this agreement, not to manufacture any of the covered products directly or indirectly, itself or through any subsidiary, affiliated concern, joint venture, agent or employee.




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        (c) Distributor will respect Advantech's right on its trademarks and company logo. Distributor may use Advantech trademarks and company logo for the purpose of promoting the sales of Advantech products. However, Distributor shall not use Advantech trademarks or company logo without prior consent from Advantech.


12.     Product Warranty

The term of product warranty shall be Fifteen (1 5) months from the date of shipment by Advantech to the Distributor. All products are warranted to be free of defective material and workmanship. Any product that is found to be defective within the warranty period will, at the option of Advantech, be replaced or repaired. This warranty does not apply to any products that have been repaired or altered by other than Advantech authorized service personnel, or which have been subjected to misuse, abuse, accident or improper installation. Advantech's liability shall in no event exceed the original product's purchase price.

13.     Confidentiality

        (a) The Distributor shall use its utmost endeavors to assure that its officers, employees, agents and consultants retain in the utmost confidence and do not disclose, directly or indirectly, to any person, firm, or corporation, or use for any purpose other than the purpose of this agreement, without the prior written consent of Advantech, any confidential Information of Advantech. The "confidential Information" shall include any proprietary or trade secret information contained in the Product, or any know-how or technical information related to the Product or any marketing or financial information related to the Product or Advantech, which Advantech has provided to the Distributor and which is not publicly available.

        (b) Advantech agrees that during the term of this agreement that Distributor may provide Advantech with certain proprietary or confidential information. Advantech agrees to keep such information confidential and will not disclose such information to any third party without obtaining prior written consent from Distributor and agrees not to use such information for any purpose other than the performance of its obligations under this agreement.

        (c) The parties agree that the obligations of confidentiality shall remain in effect during the term of this agreement and for one (1) year after termination of this agreement.


14.     Term of Agreement

The term of this Agreement shall be twelve (12) months commencing on the effective date of this Agreement first above written unless sooner terminated in accordance with the paragraph "Termination". Thereafter, this Agreement shall be automatically renewed on an annual basis unless terminated in accordance with the Paragraph 15, "Termination".

15.     Termination

        (a) Either party, with or without cause, may terminate this agreement at any time upon thirty (30) days written notice. Additional thirty (30) days will be added for each year of tenure up to 90 days.

        (b) This agreement may be terminated by either party without notice in the event of change in the ownership, insolvency, bankruptcy, assignment for the benefits of creditors, filing for a plan of arrangement, or any similar condition of the other party.

        (c) Neither party shall be liable to the other for any damage or loss sustained by reason of, or resulting from the termination or expiration of this Agreement, but the termination or expiration of this Agreement shall not affect any liability incurred or accrued prior thereto.




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16.     Arbitration

        (a) It is mutually agreed that the parties shall be free to bring any and all differences in interpretation of this Agreement and disputes to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder; and their facilities shall be available at all times for the prompt and effective adjustment of any and all such differences and disputes, either by mail, telephone, or personal meeting under friendly and courteous circumstances.

        (b) A failure to reach an adjustment of any difference, or to settle any dispute or claim that may arise, except as otherwise provided in this Agreement, shall thereupon make the same a matter for arbitration hereunder, upon the written request of any one party to the other, and such arbitration shall be in accordance with the Commercial Arbitration Rules, then in effect, of The American Arbitration Association. It is understood that a judgment on an award rendered, which may include an award of damages, may be entered in any court having jurisdiction thereof.

17.     Amendment and Severability

This Agreement may be amended only in writing and upon mutual consent of the parties hereto and supersedes any and all other agreements, written or oral, between them. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of said provision to the other persons or circumstances shall not be affected, unless the provision held invalid shall substantially impair the benefit of the remaining portions of this Agreement.

18.     Construction of Agreement

This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings of any kind and every nature between them; and no party hereto shall be bound by any condition, definition, warranty or representation other than as is expressly provided for in this Agreement. Anything not expressly included herein is expressly prohibited.

The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of California (where Advantech has its principal place of business) without giving effect to principles of conflicts of law.

IN WITNESS HEREOF, the parties hereto have executed this Agreement the day and year first above written.


Advantech Technologies, Inc                 Distributor


By /s/ Thomas Chen 09-09-99                 By /s/ Jack Killoren 09-07-99
---------------------------                 -----------------------------
Thomas Chen                                 Jack Killoren
General Manager                             Executive Vice President




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                                   Exhibit A
                                   Products

All Embedded and Panel PC products listed on most current Embedded Products Group price sheet.




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                                   Exhibit B
                                  Sales Quota

The Distributor's sales quota shall be $500,000.





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                                   Exhibit C
                            Distributor Territories

ATLANTA 3040 Business Park, Suite H Norcross GA 30071-1425 (T: 770-446- 1300 /
F: 770-446-2991). BALTIMORE 8945 Guilford Road, Suite 1 10 Columbia MD 21046-2620 (T: 410-290-5113 / F: 410-290-7650).

BOSTON 20 Blanchard Road Burlington MA 01 803-5155 (T: 781-273-2800 / F:
781-229-2815).

CHICAGO 1000 E. State Parkway, Suite C Schaumburg IL 60173-4592 (T: 847-882-1700 / F: 847-882-8904).

CLEVELAND 31225 Bainbridge Road, Suite N Solon OH 44139-2230 (T: 440-349- 1415 / F: 440-349-1634).

DALLAS 1840 N. Greenville Ave. Suite 156 Richardson TX 75081 972-231-4305 (T:
972-231-4523).

DETROIT 34403 Glendale Livonia MI 48150-1364 (T: 734-525-2700 / F: 734-
525-3209).

FT. LAUDERDALE 3320 N.W. 53rd Street, Suite 206 Ft. Lauderdale FL 33309-6324 (T: 954-735-1112/F: 954-735-1121).

HARTFORD 6 Capital Drive Wallingford CT 06492-2318 (T: 203-265-3134/ F:
203-265-6765).

HUNTSVILLE 4835 University Square, Suite 12 Huntsville AL 35816-1845 (T:
205-722-9500 / F: 205-722-9565).

IRVINE 15265 Alton Parkway, Ste. 1 00 Irvine CA 92618-2321 (T: 949-450- 0300 /
F: 949-450-0227)

LONG ISLAND 95 Oser Avenue, Suite A Hauppauge NY 11 788-3812 (T: 516-952- 3196 / F: 516-952-3896).

LOS ANGELES 30497 Canwood Street, Ste. 1 00 Agoura Hills CA 91301-4331 (T:
818-991-4597/ F: 818-991-4154).

MINNEAPOLIS 3750 Annapolis Lane North, Suite 155 Plymouth MN 55447-5438 (T:
612-559-0000 / F: 612-553-0753).

PHILADELPHIA 12 Stow Road Suite 130 Marlton NJ 08053 (T: 856-810- 3400). PORTLAND 1800 NW 169th Place, Suite 300 B Beaverton OR 97006-7304 (T:
503-629-2082 F: 503-629-8645). RALEIGH 5954-A Six Forks Road Raleigh NC
27609-3895 (T: 919-870-/ F: 919-870-521 0). SALEM (Modules) 13-15 Delaware Dr.,
Unit 1 Salem NH 03079 (T: 603-898-/ F: 603-898-6907).

SAN DIEGO 9570 Ridgehaven Court, Ste. B San Diego CA 92123 (T: 619-505- 0036 /
F: 619-505-4102).

SAN JOSE 1811 Zanker Road San Jose CA 95112-4213 (T: 408-453-9933J F:
408-453-9941).

SEATTLE 8312 - 154th Avenue N.E. Redmond WA 98052-3864 (T: 42@-702-9166 / F:
425-869-2663).

TAMPA (Corporate Sales) 14401 McCormick Drive Tampa FL 33626-3046 (T:
813-855-4656 / F: 813-855-7660).




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